Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P. & Chief Financial Officer
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6736	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces Third Quarter 2008 Financial Results

•                  Company’s capital ratios all exceed well-capitalized regulatory requirements

•                  Former Senator Hank Brown appointed to Board of Directors

•                  Company applies for U.S. Treasury’s Capital Purchase Program

•                  Company’s results affected by goodwill write-off for accounting purposes

•                  Allowance for loan losses coverage improves to 2.52% of total loans, up from 1.48% in second quarter

Denver, Colorado (November 4, 2008) – Guaranty Bancorp (Nasdaq: GBNK) today reported a third quarter 2008 net loss of $265.8 million, or a $5.21 loss per basic and diluted share, compared to third quarter 2007 net income of $1.5 million, or 3 cents earnings per basic and diluted share.  The third quarter 2008 net loss was primarily a result of a $250.7 million non-cash charge related to goodwill impairment recorded during the quarter.  This non-cash charge, which had no impact on operations, liquidity or capital, was primarily the result of the current adverse economic climate in our markets and for the overall financial services industry.  Additionally, the Company recorded a $22.7 million increase to the provision for loan losses in the third quarter 2008 as compared to the third quarter 2007. These decreases to net income were partially offset by an aggregate $3.1 million decline in all other categories of noninterest expense, excluding the goodwill impairment.

Regarding the goodwill impairment, Dan Quinn, Guaranty Bancorp President and CEO, stated, “Because all of the Company’s mergers and acquisitions occurred after the implementation of new accounting rules in 2002, which ceased the amortization of goodwill, our Company was more susceptible to goodwill impairment charges than many of our peers.  Current adverse economic conditions in our markets and the overall financial services industry were the primary causes for this non-cash goodwill impairment charge. Further, this non-cash accounting charge has absolutely no impact on the bank’s cash flow, liquidity or regulatory capital, nor will it affect the bank’s day-to-day operations. Guaranty Bank and Trust Company remains a well-capitalized institution dedicated to high-touch customer service.”

Mr. Quinn continued, “The third quarter provision for loan losses was driven primarily from an increase in nonperforming assets and related charge-offs, primarily due to weakness in the performance of residential construction, land and land development loans.  The third quarter provision of $30.8 million exceeded net charge-offs of $12.5 million, resulting in an $18.3 million increase in the balance of the allowance for loan losses in anticipation of further credit challenges related specifically to the current adverse economic environment and identified impaired loans. We believe that continued economic weakness will likely result in elevated credit costs. As such, we continue to aggressively and proactively identify and manage problem assets within our loan portfolio.”

Excluding the non-cash goodwill impairment charge and the after-tax intangible asset amortization of $1.2 million, the third quarter 2008 cash net loss was $13.9 million, or 27 cents cash loss per basic and diluted share, compared to third quarter 2007 cash net earnings of $2.8 million, or 5 cents cash earnings per basic and diluted share.

“In the current adverse economic environment, our priority is to maintain a strong balance sheet. In particular, we are focusing on deposit and other funding opportunities and strategies, such as our cash management services and retail banking products,” stated Mr. Quinn. “In addition, during the third quarter we began offering Certificate of Deposit Account Registry Service (CDARS™) deposits, which allows our customers the ability to increase their FDIC insurance coverage by up to $50 million. Further, to provide greater protection and flexibility primarily to our business customers, we plan to continue to participate in the FDIC’s recently announced Temporary Liquidity Guarantee Program — which provides full coverage above the current $250,000 FDIC limit for non-interest bearing deposit transaction accounts, regardless of dollar amount.”

Former Senator Hank Brown Appointed to Board of Directors

The Company further announced today that former Senator Hank Brown has been appointed to the Company’s Board of Directors.  Mr. Brown has also been appointed to the Board’s Compensation, Nominating and Governance Committee.  Mr. Brown is currently Senior Counsel with the law firm of Brownstein Hyatt Farber Schreck.  He also holds the Quigg and Virginia S. Newton Endowed Chair in Leadership at the University of Colorado, teaching in the political science department.  Throughout his distinguished career, he has served as President of the University of Colorado; the President and Chief Executive Officer of the Daniels Fund, a charitable foundation; President of the University of Northern Colorado; a United States Senator representing the State of Colorado; a member of the U.S. House of Representatives, representing Colorado’s 4th Congressional District for five consecutive terms; and Vice President of Monfort of Colorado.  Mr. Brown also served in the U.S. Navy, where he volunteered his service in Vietnam and was decorated for his combat service as a forward air controller.

John Eggemeyer, Chairman of the Board, stated, “We are very pleased and honored to have Hank Brown join our Board.  I, as well as each of the other members of the Board, welcome him and look forward to working with him.”

Dan Quinn, President and CEO, added, “Hank Brown is very well-respected in our Colorado community as well as on a national basis.  His experience, leadership and judgment will provide tremendous guidance to our Board and the Company.”

Regulatory Capital Measures are Above the Well-Capitalized Minimums

The Company’s capital ratios remain strong as they exceed the highest regulatory capital requirement of “well-capitalized” at September 30, 2008 as follows:

	Ratio at September 30, 2008	Ratio at December 31, 2007	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio	10.5%	10.9%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio	9.2%	9.6%	4.00%	6.00%
Leverage Ratio	7.8%	8.6%	4.00%	5.00%

Company Applies for U.S. Treasury’s Capital Purchase Program

Even though the Company’s capital ratios exceed the “well-capitalized” regulatory requirements at September 30, 2008, the Company determined that it was beneficial and prudent to submit an application to the U.S. Treasury to participate in the under the Troubled Asset Relief Program authorized by the Emergency Economic Stabilization Act of 2008. This program offers all qualifying banks that are approved by the Treasury the opportunity to issue and sell preferred stock, along with warrants to purchase common stock to the Treasury on what are believed to be attractive terms.  The Company believes that under the terms of the program it would be eligible for up to approximately $59 million of capital under this program, although participation is still subject to approval by the Treasury.  The Company does not expect to have to seek stockholder approval in connection with participation in the Capital Purchase Program.

Dan Quinn commented, “The Treasury’s Capital Purchase Program, if completed, would provide the Company with an additional layer of capital to face this challenging economic environment. The additional capital would enable us to enhance our lending efforts throughout our footprint in the Colorado Front Range and to give consideration to any strategic opportunities that may arise to expand our franchise. Collectively, we would expect these activities to provide long-term benefits for our stockholders.”

Key Financial Measures

	Quarter Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Earnings (loss) per share-basic & diluted	$(5.21)	$0.04	$0.03	$(5.11)	$—
Cash earnings (loss) per share-basic & diluted	$(0.27)	$0.06	$0.05	$(0.12)	$0.08
Return on average assets	(44.96)%	0.35%	0.23%	(14.75)%	0.01%
Return on tangible average assets (cash)	(2.67)%	0.62%	0.51%	(0.41)%	0.25%
Net interest margin	4.02%	4.20%	4.82%	4.21%	4.99%

The Company’s net income for the first nine months of 2008 decreased by $260.7 million over the same period in 2007 primarily due to the goodwill impairment and an increase to the provision for loan losses.  For the year-to-date period ending September 30, 2008, the net loss was $260.6 million, or $5.11 loss per basic and diluted share compared to net income of $0.1 million or less than a penny per basic and diluted share for the same period in 2007.

The cash net loss for the first nine months of 2008 was $6.3 million, or $0.12 loss per basic and diluted share excluding after-tax intangible asset amortization of $3.5 million and goodwill impairment of $250.7 million.  Cash net income for the first nine months of 2007 was $4.2 million, or $0.08 per basic and diluted share excluding after-tax intangible amortization of $4.1 million.

Goodwill Write-off

Goodwill is recorded in nearly every purchase transaction when a company buys another entity. The purchase price is allocated among the various components of the acquired business. This allocation is based on the appraised value of the underlying assets. If the purchase price is higher than the fair market value of the acquired business’s identifiable net assets, the excess purchase price is labeled goodwill and is recorded as an intangible non-earning asset as well as capital for financial reporting purposes, but not regulatory purposes. Prior to the implementation of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill was written off as an expense over the estimated life of the goodwill. This caused the goodwill value to be reduced gradually. Under current accounting rules, goodwill is no longer written off slowly. Instead, a company must evaluate the value of goodwill each year, and write down any goodwill in excess of its current value. As goodwill is based on the purchase price paid, declines in value can cause goodwill impairment which is recorded as a non-cash adjustment to income and a decrease to the value of the intangible asset.

In accordance with FAS 142, the Company must test its goodwill annually for impairment, which it typically does in the fourth quarter.  However, because of the recent adverse economic conditions affecting our markets and the overall financial services industry, including the continued softness in the real estate market, management accelerated this test to evaluate its goodwill balance at September 30, 2008.  This evaluation looked at the impact of the recent tumultuous conditions in the banking industry on our valuation model.

All of the Company’s acquisitions occurred after the implementation of new accounting guidance in 2002, which ceased the amortization of goodwill. Thus, the Company has traditionally had a higher level of goodwill to total equity than its peers. This made our goodwill more susceptible to the accounting considerations of market volatility in the financial services industry.  Due to the lack of comparable bank valuations, uncertainty in the interest rate environment, continued softness in the real estate market and the recent market volatility, it was determined that the goodwill impairment test should be performed, which resulted in a complete write-off of the recorded goodwill.  This $250.7 million non-cash accounting write-off in the third quarter has no impact on our cash flow, liquidity or regulatory capital, nor will it affect the bank’s day-to-day operations or ability to serve its customers at the high level that they expect and deserve.

Net Interest Income and Margin

	Quarter Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(Dollars in thousands)

Net interest income	$19,842	$20,391	$25,236	$61,883	$78,066
Interest rate spread	3.37%	3.50%	3.84%	3.48%	4.00%
Net interest margin	4.02%	4.20%	4.82%	4.21%	4.99%
Net interest margin, fully tax equivalent	4.11%	4.28%	4.97%	4.31%	5.15%

Third quarter 2008 net interest income of $19.8 million decreased by $0.5 million from the second quarter 2008, and $5.4 million from the third quarter 2007.  The Company’s net interest margin of 4.02% for the third quarter 2008 reflected a decline of 18 basis points from the second quarter 2008 and a decline of 80 basis points from the third quarter 2007. The decline in net interest margin from the third quarter 2007 to third quarter 2008 is mostly attributable to the 275 basis point rate cuts in aggregate by the Federal Open Market Committee of the Federal Reserve Board during the past twelve months.

Interest income decreased by $11.4 million from the third quarter 2007 to $29.7 million in the third quarter 2008. This decrease consisted of a $9.5 million unfavorable rate variance due to lower rates, with the remainder of the decrease due to an overall decline in earnings assets. Approximately 64% of the Company’s outstanding loan balances are variable rate loans and are generally tied to indexes such as LIBOR, prime or federal funds. Due to Federal Reserve monetary policy, the prime rate has decreased by 275 basis points from September 2007 to September 2008. As a result of the decline in rates, the average yield on loans for the Company decreased by 204 basis points from 8.13% for the quarter ended September 30, 2007 to 6.09% for the same period in 2008.

Interest expense decreased by $6.0 million, or 37.7%, to $9.9 million for the third quarter 2008 as compared to the third quarter 2007. The decrease in interest expense from the third quarter 2007 was primarily the result of a $4.7 million favorable rate variance with the remaining $1.3 million the result of a reduction in interest-bearing liabilities.  The overall cost of funds declined by 135 basis points to 2.65% from the third quarter 2007 to the third quarter 2008. Average total interest-bearing liabilities declined by $88.3 million from the third quarter 2007 to the third quarter 2008 due mostly to a $239.6 million decrease in interest-bearing deposits, partially offset by a $166.7 million increase in borrowings and federal funds purchased.

For the nine months ended September 30, 2008, the Company’s net interest income declined by $16.2 million from the same period in 2007.  This decline is due mostly to a $14.1 million unfavorable rate variance due to a 78 basis point decrease in net interest margin.   The remaining $2.1 million decrease in net interest income is primarily due to lower earning assets.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(In thousands)
Noninterest income:
Customer service and other fees	$2,521	$2,528	$2,390	$7,325	$7,242
Gain on sale of securities	—	—	—	138	—
Other	186	604	230	891	522
Total noninterest income	$2,707	$3,132	$2,620	$8,354	$7,764

Noninterest income for third quarter 2008 decreased by $0.4 million from the second quarter 2008 and increased by $0.1 million from the third quarter 2007.  The $0.1 million increase in the third quarter 2008 as compared to the same period in 2007 is primarily attributable to a $0.2 million increase in analysis fees because of lower earnings credit rates on compensating balances.

For the nine months ended September 30, 2008, noninterest income increased by $0.6 million, or 7.6%, from the same period in 2007.  The increase is mostly attributable to higher fee income, gain on sale of securities and a reduction in losses from disposals of other real estate owned.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$5,927	$9,184	$9,039	$24,831	$30,737
Occupancy expense	1,958	2,131	1,855	6,090	6,032
Furniture and equipment	1,390	1,383	1,188	4,087	3,659
Impairment of goodwill	250,748	—	—	250,748	—
Amortization of intangible assets	1,877	1,877	2,143	5,631	6,533
Other general and administrative	3,982	5,122	3,980	12,902	19,548
Total noninterest expense	$265,882	$19,697	$18,205	$304,289	$66,509

Efficiency ratio (excluding charges related to intangible assets)	58.79%	75.76%	57.66%	68.21%	69.88%

Noninterest expense for the third quarter 2008 increased by $246.2 million from the second quarter 2008 and by $247.7 million from the third quarter 2007.  Excluding the $250.7 million goodwill impairment charge in the third quarter 2008, noninterest expense decreased by $4.6 million from the second quarter of 2008, and decreased by $3.1 million from the third quarter 2007. This decrease in noninterest expense from the second quarter of 2008 is mostly attributable to a $3.3 million decrease in salaries and employee benefits and a $1.1 million decrease in other general and administrative expenses. The $3.3 million decline in salaries and employee benefits expense from the second quarter 2008 primarily relates to a $2.7 million reduction in restricted stock expense, mostly due to performance-based shares that are no longer expected to meet their performance target prior to the expiration date.  This $2.7 million reduction was partially offset by $0.7 million of severance cost during the third quarter 2008.  The remaining decrease is mostly due to an overall decrease in base salary expense as a result of fewer employees in the third quarter 2008 as compared to the second quarter 2008.

The $3.1 million decrease in noninterest expense excluding goodwill impairment for the three-months ended September 30, 2008 as compared to the same period in 2007 is due mostly to a $3.1 million decrease in salaries and employee benefits.  Most of this decrease is related to a reduction in restricted stock expense as described above.

Noninterest expense for the nine months ended September 30, 2008 increased by $237.8 million over the same period in 2007.  Excluding the $250.7 million goodwill impairment charge, noninterest expense for the nine months ended September 30, 2008 decreased by $13.0 million, or 19.5%, over the same period in 2007. This decrease in the year-to-date noninterest expense is mostly due to a $5.9 million decrease in salaries and employee benefits and a $6.6 million decrease in other general and administrative expense.  The $5.9 million decline in salaries and employee benefits expense is due to a $2.8 million reduction in restricted stock expense primarily due to the reasons discussed above, a $1.0 million decrease to accruals for bonus and incentives and a $2.8 million decrease in base salaries and benefits. This decrease in base salary and benefit expense is due primarily to a decrease of 89 full-time equivalent employees from September 2007 to September 2008. These decreases were partially offset by a $0.7 million increase related to severance costs.  The $6.6 million decline in other general and administrative expense is mostly attributable to the $6.5 million charge for a settlement of a lawsuit in the second quarter 2007, a $1.0 million restructuring charge taken for the merger of the Company’s subsidiary banks in 2007 and a $1.1 million decrease in professional fees mostly due to external and internal audit related expenses.  These items were partially offset by a $1.3 million charge in the second quarter 2008 related to the decision to close two branches as well as a $1.0 million increase in expenses associated with other real estate owned.

Balance Sheet

	September 30, 2008	June 30, 2008	September 30, 2007
	(Amounts in thousands, except per share amounts)
Total loans, net of unearned discount	$1,779,673	$1,789,155	$1,819,188
Loans held for sale	—	—	31,459
Allowance for loan losses	(44,765)	(26,506)	(23,979)
Total assets	2,052,944	2,358,559	2,617,153
Average assets, quarter-to-date	2,351,913	2,350,421	2,626,913
Total deposits	1,635,101	1,707,031	1,915,932
Book value per share	$2.93	$8.04	$10.44
Tangible book value per share	$2.41	$2.73	$2.50
Equity ratio - GAAP	7.52%	17.97%	21.50%
Tangible equity ratio	6.27%	6.93%	6.15%

At September 30, 2008, the Company had total assets of $2.1 billion as compared to $2.4 billion at June 30, 2008, and $2.6 billion at September 30, 2007.  The $564.2 million decline in assets from September 30, 2007 is mostly due to $392.9 million in combined goodwill impairment charges recorded in the fourth quarter 2007 and third quarter 2008, as well as a $46.0 million decrease to securities available for sale and a $39.5 million decrease in loans, net of unearned discount.

The following table sets forth the amounts of our loans outstanding at the dates indicated:

	September 30, 2008	June 30, 2008	December 31, 2007	September 30, 2007
	(In thousands)
Loans on real estate:
Residential and commercial mortgage	$693,800	$717,533	$713,478	$724,528
Construction	248,883	232,522	235,236	290,591
Equity lines of credit	49,205	46,778	48,624	49,747
Commercial loans	706,678	705,309	679,717	643,702
Agricultural loans	23,989	29,442	39,506	43,142
Lease financing	472	472	4,732	5,677
Installment loans to individuals	38,777	39,611	40,835	40,868
Overdrafts	2,226	915	1,329	4,261
SBA and other	19,401	20,241	21,592	20,402
	1,783,431	1,792,823	1,785,049	1,822,918
Unearned discount	(3,758)	(3,668)	(3,402)	(3,730)
Loans, net of unearned discount	$1,779,673	$1,789,155	$1,781,647	$1,819,188

Of the $992 million of real estate loans at September 30, 2008, approximately $62 million were secured by for-sale residential real estate. Further, approximately $115 million of these real estate loans consisted of residential land and land development loans.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	September 30, 2008	June 30, 2008	December 31, 2007	September 30, 2007
	(In thousands)
Noninterest bearing deposits	$403,495	$515,646	$515,299	$464,446
Interest bearing demand	142,164	149,019	160,100	156,548
Money market	483,691	524,592	572,056	661,379
Savings	68,910	71,474	71,944	73,054
Time	536,841	446,300	480,108	560,505

Total deposits	$1,635,101	$1,707,031	$1,799,507	$1,915,932

Total deposits at September 30, 2008 decreased by $71.9 million as compared to June 30, 2008, and declined by $164.4 million from December 31, 2007 and by $280.8 million from September 30, 2007.   Approximately $62 million of the $71.9 million decrease from the June 30, 2008 actual ending deposit balance was related to a receipt on the last day of the second quarter of a short-term deposit from a single depositor that was withdrawn shortly after the close of the second quarter. The remainder of the decreases in noninterest bearing deposits and money markets were partially offset by an increase in time deposits.  Average time deposits were $484.7 million, or 29.4% of total average deposits for the third quarter 2008, as compared to $579.3 million, or 30.2% of total average deposits for the third quarter 2007.  The cost of time deposits decreased from 5.06% for the third quarter 2007 to 3.97% for the third quarter 2008.

The decreases in total deposits from both December 31, 2007 and September 30, 2007 are mostly due to declines in money market and noninterest bearing deposits.  These decreases were partially offset by increases in time deposits.  Time deposits increased during the third quarter 2008 as part of a strategic decision to mitigate the impact of overall market liquidity concerns arising in the third quarter 2008.  Time deposits provide a more defined deposit maturity schedule for asset liability management purposes.  Average noninterest bearing deposits were $426.1 million, or 25.9% of total deposits, for the quarter ended September 30, 2008 as compared to $458.1 million, or 23.9% of total deposits, for the quarter ended September 30, 2007.

Overall borrowings were $166.5 million at September 30, 2008 as compared to $63.7 million at December 31, 2007 and $51.1 million at September 30, 2007.  The increase is mostly attributable to a decision to complement increased time deposits described above with lower-cost FHLB term advances. The average cost of borrowings for the nine-months ended September 30, 2008 was 3.13% as compared to an average cost of time-deposits of 4.37%.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
	(Dollars in thousands)

Nonaccrual loans, not restructured	$54,654	$29,742	$20,798	$19,309	$16,831
Accruing loans past due 90 days or more	324	98	1	527	9

Total nonperforming loans (NPLs)	54,978	29,840	20,799	19,836	16,840
Other real estate owned	1,199	1,910	1,715	3,517	3,401

Total nonperforming assets (NPAs)	$56,177	$31,750	$22,514	$23,353	$20,241

Accruing loans past due 30-89 days	$20,660	$20,169	$42,682	$28,407	$29,584

Allowance for loan losses	$44,765	$26,506	$26,048	$25,711	$23,979

Selected ratios:
NPLs to loans, net of unearned discount	3.09%	1.67%	1.18%	1.11%	0.93%
NPAs to total assets	2.74%	1.35%	0.96%	0.98%	0.77%
Allowance for loan losses to NPAs	79.69%	83.48%	115.70%	110.10%	118.47%
Allowance for loan losses to NPLs	81.42%	88.83%	125.24%	129.62%	142.39%
Allowance for loan losses to loans, net of unearned discount	2.52%	1.48%	1.48%	1.44%	1.32%
Loans 30-89 days past due to loans, net of unearned discount	1.16%	1.13%	2.43%	1.59%	1.63%

Nonperforming assets increased by $24.4 million at September 30, 2008 as compared to June 30, 2008, and increased by $35.9 million as compared to September 30, 2007.

The types of nonperforming loans as of September 30, 2008 and June 30, 2008 are as follows:

	Nonperforming Loans
	September 30, 2008			June 30, 2008
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
			(Amounts in thousands)
Residential Construction, Land and Land Development	$39,963	72.7%	$9,976	$16,598	55.6%	$3,639
Other Residential Loan	1,683	3.1%	116	937	3.2%	159
Commercial and Industrial Loans	7,416	13.5%	1,735	4,559	15.3%	1,206
Commercial Real Estate	5,578	10.1%	962	7,648	25.6%	1,240
Other	338	0.6%	36	98	0.3%	51
Total	$54,978	100.0%	$12,825	$29,840	100.0%	$6,295

The types of loans included in the accruing loans past due 30-89 days as of September 30, 2008 and June 30, 2008 are as follows:

	Accruing loans past due 30-89 days
	September 30, 2008		June 30, 2008
	Loan Balance	Percent	Loan Balance	Percent
		(Amounts in thousands)
Residential Construction, Land and Land Development	$9,967	48.2%	$1,519	7.5%
Other Residential Loan	5,248	25.4%	4,789	23.8%
Commercial and Industrial Loans	3,198	15.5%	12,183	60.4%
Commercial Real Estate	390	1.9%	1,398	6.9%
Other	1,857	9.0%	280	1.4%
Total	$20,660	100.0%	$20,169	100.0%

The Company took a third quarter 2008 provision for loan losses of $30.8 million, as compared to $0.9 million in the second quarter 2008 and $8.0 million in the third quarter 2007.  The increase in nonperforming loans and a corresponding higher specific allocation related to such loans, the impact of charge-offs and the current economic climate on our historical loss and economic concerns components of our allowance were the primary causes for the increase in the provision for loan losses in the third quarter 2008.

Net charge-offs in the third quarter 2008 were $12.5 million, as compared to $0.4 million in the second quarter 2008, and $19.6 million in the third quarter 2007.  The third quarter 2008 net charge-offs included $10.8 million specifically related to residential construction, land and land development loans. Impaired loans as of September 30, 2008 totaled $55.0 million, as compared to $29.8 million at the end of the second quarter 2008, and $17.4 million at the end of the third quarter 2007.

The allowance for loan losses to total loans outstanding was 2.52% at September 30, 2008, as compared to 1.48% at June 30, 2008 and 1.32% at September 30, 2007.

Stock Repurchase Program

During the third quarter 2008, the Company did not repurchase any shares under its stock repurchase program and only repurchased 7,087 shares related to the net settlement of vested, restricted stock awards at a cost of $37,000, or an average price of $5.24 per share. At September 30, 2008, the Company had 1,200,000 shares remaining under its stock repurchase program adopted in October 2007, which expired on October 24, 2008. The Company does not anticipate implementing a new stock repurchase program in the near future due to its focus and strategy to strengthen its capital position. As of September 30, 2008, the Company had 52,661,738 shares outstanding, including 1,566,812 shares of unvested stock awards, and 78,298 of shares to be issued at September 30, 2008 under its deferred compensation plan.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to the income statement, including cash net income, cash earnings per share and return on average tangible assets (cash), which exclude the after-tax impact of intangible asset amortization expense.

This press release also includes non-GAAP financial measures related to tangible assets, including return on average tangible assets (cash), tangible book value and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles cash net income and return on tangible net assets (cash) to their respective GAAP measure as of the dates indicated:

	Quarter Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
		(In thousands, except per share data)
GAAP net income (loss)	$(265,829)	$2,025	$1,503	$(260,559)	$118
Add: Impairment of goodwill	250,748			250,748
Add: Amortization of intangible assets	1,877	1,877	2,143	5,631	6,533
Less: Income tax effect	(713)	(713)	(815)	(2,140)	(2,483)
Cash net income (loss)	$(13,917)	$3,189	$2,831	$(6,320)	$4,168

Weighted average shares – diluted	51,067,439	51,091,042	52,742,028	51,020,220	53,771,405

Earnings (loss) per share – diluted	$(5.21)	$0.04	$0.03	$(5.11)	$—
Add: Amortization of intangible assets (after tax effect)	4.94	0.02	0.02	4.99	0.08
Cash earnings (loss) per share	$(0.27)	$0.06	$0.05	$(0.12)	$0.08

Return on tangible net assets (cash)
Cash net income (loss)	$(13,917)	$3,189	$2,831	$(6,320)	$4,168

Average total assets	$2,351,913	$2,350,421	$2,626,913	$2,359,584	$2,656,329
Less: Average intangible assets	(276,257)	(280,845)	(429,045)	(279,963)	(431,262)
Average tangible assets	$2,075,656	$2,069,576	$2,197,868	$2,079,621	$2,225,067

Return on average assets - GAAP net income (loss) divided by total average assets	(44.96)%	0.35%	0.23%	(14.75)%	0.01%

Return on average tangible assets (cash) - cash net income (loss) divided by average tangible assets	(2.67)%	0.62%	0.51%	(0.41)%	0.25%

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	September 30, 2008	June 30, 2008	September 30, 2007
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Share
Stockholders’ equity	$154,406	$423,927	$562,656
Less: Intangible assets	(27,302)	(279,927)	(428,024)
Tangible equity	$127,104	$144,000	$134,632

Number of shares outstanding and to be issued	52,661,738	52,736,269	53,870,812
Book value per share	$2.93	$8.04	$10.44
Tangible book value per share	$2.41	$2.73	$2.50

Tangible Equity Ratio
Total assets	$2,052,944	$2,358,559	$2,617,153
Less: Intangible assets	(27,302)	(279,927)	(428,024)
Tangible assets	$2,025,642	$2,078,632	$2,189,129

Equity ratio - GAAP (stockholders’ equity / total assets)	7.52%	17.97%	21.50%
Tangible equity ratio (tangible equity / tangible assets)	6.27%	6.93%	6.15%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; the failure to obtain approval to participate in the U.S. Treasury’s Capital Purchase Program and, if such approval is obtained, the failure to complete the sale of preferred stock under such program; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30, 2008	December 31, 2007	September 30, 2007
	(In thousands, except per share data)
Assets
Cash and due from banks	$37,548	$51,611	$51,083
Federal funds sold	3,799	745	3,457
Cash and cash equivalents	41,347	52,356	54,540
Securities available for sale, at fair value	97,250	118,964	143,266
Securities held to maturity	13,556	14,889	11,555
Bank stocks, at cost	32,843	32,464	32,328
Total investments	143,649	166,317	187,149

Loans, net of unearned discount	1,779,673	1,781,647	1,819,188
Less allowance for loan losses	(44,765)	(25,711)	(23,979)
Net loans	1,734,908	1,755,936	1,795,209
Loans, held for sale	—	492	31,459
Premises and equipment, net	63,973	69,981	71,240
Other real estate owned and foreclosed assets	1,199	3,517	3,401
Goodwill	—	250,748	392,958
Other intangible assets, net	27,302	32,933	35,066
Other assets	40,566	39,384	46,131
Total assets	$2,052,944	$2,371,664	$2,617,153

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$403,495	$515,299	$464,446
Interest-bearing demand	625,855	732,156	817,927
Savings	68,910	71,944	73,054
Time	536,841	480,108	560,505
Total deposits	1,635,101	1,799,507	1,915,932
Securities sold under agreements to repurchase and federal fund purchases	42,604	23,617	17,910
Borrowings	166,508	63,715	51,062
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	13,086	24,932	28,354
Total liabilities	1,898,538	1,953,010	2,054,497

Stockholders’ equity:
Common stock	65	64	64
Additional paid-in capital	616,973	617,611	616,861
Shares to be issued for deferred compensation obligations	664	573	551
Accumulated deficit	(355,826)	(95,196)	43,014
Accumulated other comprehensive loss	(4,385)	(1,472)	(1,401)
Treasury Stock	(103,085)	(102,926)	(96,433)
Total stockholders’ equity	154,406	418,654	562,656
Total liabilities and stockholders’ equity	$2,052,944	$2,371,664	$2,617,153

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(In thousands, except per share data)
Interest income:
Loans, including fees	$27,675	$38,369	$86,822	$117,194
Investment securities:
Taxable	749	617	2,212	1,846
Tax-exempt	846	1,343	2,616	4,091
Dividends	441	490	1,346	1,424
Federal funds sold and other	8	265	342	592
Total interest income	29,719	41,084	93,338	125,147
Interest expense:
Deposits	7,454	13,933	24,660	41,017
Federal funds purchased and repurchase agreements	160	428	442	1,177
Borrowings	1,485	543	3,931	2,073
Subordinated debentures	778	944	2,422	2,814
Total interest expense	9,877	15,848	31,455	47,081
Net interest income	19,842	25,236	61,883	78,066
Provision for loan losses	30,750	8,026	32,525	21,641
Net interest income, after provision for loan losses	(10,908)	17,210	29,358	56,425
Noninterest income:
Customer service and other fees	2,521	2,390	7,325	7,242
Gain on sale of securities	—	—	138	—
Other	186	230	891	522
Total noninterest income	2,707	2,620	8,354	7,764
Noninterest expense:
Salaries and employee benefits	5,927	9,039	24,831	30,737
Occupancy expense	1,958	1,855	6,090	6,032
Furniture and equipment	1,390	1,188	4,087	3,659
Impairment of goodwill	250,748	—	250,748	—
Amortization of intangible assets	1,877	2,143	5,631	6,533
Other general and administrative	3,982	3,980	12,902	19,548
Total noninterest expense	265,882	18,205	304,289	66,509
Income (loss) before income taxes	(274,083)	1,625	(266,577)	(2,320)
Income tax expense (benefit)	(8,254)	122	(6,018)	(2,438)
Net income (loss)	$(265,829)	$1,503	$(260,559)	$118

Earnings (loss) per share–basic:	$(5.21)	$0.03	$(5.11)	$—
Earnings (loss) per share–diluted:	(5.21)	0.03	(5.11)	—

Weighted average shares outstanding-basic	51,067,439	52,699,409	51,020,220	53,631,569
Weighted average shares outstanding-diluted	51,067,439	52,742,028	51,020,220	53,771,405

Guaranty Bancorp and Subsidiaries

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,807,325	$1,788,603	$1,871,939	$1,787,912	$1,888,013
Securities	155,259	162,293	189,526	159,095	192,433
Other earning assets	1,662	2,738	16,326	15,348	10,769
Average earning assets	1,964,246	1,953,634	2,077,791	1,962,355	2,091,215
Other assets	387,667	396,787	549,122	397,229	565,114

Total average assets	$2,351,913	$2,350,421	$2,626,913	$2,359,584	$2,656,329

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$426,128	$452,315	$458,143	$450,330	$473,214
Interest-bearing deposits	1,220,755	1,195,998	1,460,366	1,231,414	1,450,853
Average deposits	1,646,883	1,648,313	1,918,509	1,681,744	1,924,067
Other interest-bearing liabilities	263,625	258,557	112,298	234,379	121,208
Other liabilities	17,838	18,802	26,848	19,842	31,332
Total average liabilities	1,928,346	1,925,672	2,057,655	1,935,965	2,076,607
Average stockholders’ equity	423,567	424,749	569,258	423,619	579,722
Total average liabilities and stockholders’ equity	$2,351,913	$2,350,421	$2,626,913	$2,359,584	$2,656,329

Guaranty Bancorp
Unaudited Credit Quality Measures

	Quarter Ended
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$54,654	$29,742	$20,798	$19,309	$16,831
Accruing loans past due 90 days or more	324	98	1	527	9
Other real estate owned	1,199	1,910	1,715	3,517	3,401
Total nonperforming assets	$56,177	$31,750	$22,514	$23,353	$20,241

Nonperforming loans	$54,978	$29,840	$20,799	$19,836	$16,840
Other impaired loans	—	—	—	3,492	510
Total impaired loans	54,978	29,840	20,799	23,328	17,350
Allocated allowance for loan losses	(12,825)	(6,295)	(5,368)	(4,283)	(4,028)
Net investment in impaired loans	$42,153	$23,545	$15,431	$19,045	$13,322

Charged-off loans	$12,779	$673	$743	$1,729	$20,079
Recoveries	(288)	(231)	(205)	(436)	(438)
Net charge-offs	$12,491	$442	$538	$1,293	$19,641

Provision for loan loss	$30,750	$900	$875	$3,025	$8,026

Allowance for loan losses	$44,765	$26,506	$26,048	$25,711	$23,979

Allowance for loan losses to loans, net of unearned discount	2.52%	1.48%	1.48%	1.44%	1.32%
Allowance for loan losses to nonaccrual loans	81.91%	89.12%	125.24%	133.16%	142.47%
Allowance for loan losses to nonperforming assets	79.69%	83.48%	115.70%	110.10%	118.47%
Allowance for loan losses to nonperforming loans	81.42%	88.83%	125.24%	129.62%	142.39%

Nonperforming assets to loans, net of unearned discount, and other real estate owned	3.15%	1.77%	1.28%	1.31%	1.11%
Annualized net charge-offs to average loans	2.75%	0.10%	0.12%	0.28%	4.16%
Nonaccrual loans to loans, net of unearned discount	3.07%	1.66%	1.18%	1.08%	0.93%